EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2020, relating to the financial statements of Weingarten Realty Investors and the effectiveness of Weingarten Realty Investors’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Weingarten Realty Investors for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
September 17, 2020